EXHIBIT 99.1

Community Partners Bancorp Reports Strong First Quarter 2012 Results

  Net income to common shareholders increases 30.5% year-over-year
  Net interest margin remains strong at 4.18%
  Non-performing assets decrease 5.6% from prior quarter
  Loans reach new high of $536.7 million; strong core deposit growth

MIDDLETOWN, N.J., April 23, 2012 (GLOBE NEWSWIRE) -- Community Partners Bancorp (Nasdaq:CPBC), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced consolidated earnings for the quarter ended March 31, 2012.

For the quarter ended March 31, 2012, the Company reported net income available to common shareholders of $1.0 million, or $0.13 per diluted share, compared to $780,000, or $0.10 per diluted share, for the same period in 2011, an increase of $238,000, or 30.5%. All share and per share data for all referenced reporting periods have been adjusted for the 3% stock dividend paid on December 30, 2011 to shareholders of record as of December 13, 2011.

Total assets as of March 31, 2012 were $684.9 million, compared with $674.6 million at December 31, 2011. Total loans at March 31, 2012 reached a new high of $536.7 million, compared with $530.1 million at December 31, 2011, and total deposits at March 31, 2012 were $560.8 million, compared with $553.9 million at December 31, 2011.

William D. Moss, President and Chief Executive Officer, stated, "We are pleased with the results posted for the first quarter, which are reflective of the continued strength of our balance sheet and momentum in our core earnings. The results we have achieved stem from our focused discipline in expanding relationships with new and existing customers. Our belief is that a strong, well-capitalized balance sheet funded by core deposits is the key to success. Locally, our economy seems to reflect some strengthening in certain sectors. As a result, we have experienced an increase in loan demand as loans reached a new high at quarter end. However, we remain mindful of the fragility of the economy, and carefully consider these factors as we evaluate opportunities for growth."

The Company maintained capital ratios in the first quarter of 2012 that were in excess of regulatory standards for well-capitalized institutions. At March 31, 2012, Community Partners Bancorp's Tier 1 capital to average assets ratio was 10.49%, Tier 1 capital to risk-weighted assets ratio was 12.09% and total capital to risk-weighted assets ratio was 13.31%. These ratios continued to improve compared to the Company's capital ratios at December 31, 2011.

Results for the quarter ended March 31, 2012 include:

  a loan loss provision of $350,000 was recorded during the first quarter, which was unchanged from the fourth quarter 2011 provision and $175,000 less than the first quarter 2011 provision. During the quarter ended March 31, 2012, $655,000 in charge-offs were taken against the allowance for loan losses in connection with six credits, which had been previously reserved;

  two OREO property sales totaling $719,000 in which the Company recorded a loss of $28,000;

  OREO and impaired net loan expenses during the first quarter increased by $12,000 from the fourth quarter of 2011 and increased by $51,000 from the same period last year due primarily to a $90,000 write-down on an existing OREO property.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2012 totaled $6.5 million, an increase of $173,000, or 2.7%, over the same period in 2011. Average interest-earning assets for the first quarter 2012 were $624.3 million, an increase of $31.4 million, or 5.3%, primarily due to both a higher loan portfolio and investment portfolio. Our quarterly yield on interest-earning assets declined by 26 basis points from the same period in 2011, as the current prolonged low interest rate environment has continued to exert pressure on asset yields. Our quarterly cost of interest-bearing liabilities declined by 13 basis points from the same period last year due to a combination of lower deposit costs and higher average balances in core checking deposits, which increased $17.2 million, or 12.8%. On a linked quarter basis, net interest income increased by $44,000, or 0.7%, from the fourth quarter of 2011.

The Company reported a net interest margin of 4.18% for the quarter ended March 31, 2012, representing a decrease of 15 basis points when compared to the 4.33% net interest margin reported for the comparable three months ended in 2011, but an increase of 6 basis points when compared to the 4.12% net interest margin for the quarter ended December 31, 2011. The decline in the year-to-year comparison was primarily due to lower interest rates on our interest earning assets. The increase in the quarter ended March 31, 2012 as compared to the quarter ended December 31, 2011 was primarily due to an improvement in the mix of our interest-bearing liabilities as well as an increase in core checking deposits and lower funding costs.

Non-Interest Income

Non-interest income for the quarter ended March 31, 2012 totaled $540,000, an increase of $104,000, or 23.9%, compared to the same period in 2011. On a linked quarter basis, non-interest income increased by $17,000, or 3.3%, from the fourth quarter of 2011. The increase in both periods was primarily due to the increase in fees generated by our residential mortgage department and higher bank-owned life insurance income resulting from increased purchases of such investments during the fourth quarter of 2011. These increases were partially offset by losses on the sale of two OREO properties totaling $28,000 for the quarter ended March 31, 2012 as compared to a $5,000 loss recorded on the sale of one OREO property for the comparable three months ended in 2011. The Company had no such losses during the fourth quarter of 2011.

Non-Interest Expense

Non-interest expense for the quarter ended March 31, 2012 totaled $4.9 million, an increase of $88,000, or 1.8%, compared to the same period in 2011. On a linked quarter basis, non-interest expense increased $159,000, or 3.4%, from the $4.7 million reported for the fourth quarter of 2011. These increases were due primarily to annual salary and benefit increases and an increase in OREO and impaired net loan expenses primarily as a result of the previously mentioned $90,000 write-down on an existing OREO property. These increases were partially offset by lower FDIC insurance expense as well as a decrease in occupancy and equipment expenses. As of March 31, 2012 and December 31, 2011, the Company's full-time equivalent employees were unchanged at 138.

Balance Sheet Activity

As previously noted, total assets as of March 31, 2012 were $684.9 million, an increase of 1.5%, compared to $674.6 million as of December 31, 2011. Total loans as of March 31, 2012 were $536.7 million, an increase of 1.2%, compared to $530.1 million reported at December 31, 2011. Total deposits as of March 31, 2012 were $560.8 million, an increase of 1.2%, compared with $553.9 million as of December 31, 2011. Core checking deposits at March 31, 2012 increased $4.2 million, or 2.8%, when compared to year-end 2011, while savings accounts, inclusive of money market deposits, increased 2.8%. Conversely, higher cost time deposits decreased 4.7% over this same period.

Asset Quality

The Company's non-performing assets at March 31, 2012 decreased to $12.3 million as compared to $13.0 million at December 31, 2011 and $13.9 million at March 31, 2011. Non-accrual loans decreased to $4.5 million at March 31, 2012 as compared to $5.2 million at December 31, 2011 and $6.2 million at March 31, 2011. OREO properties decreased to $7.3 million as of March 31, 2012 as compared to $7.8 million at December 31, 2011 and $7.7 million at March 31, 2011. The decrease in the OREO balance of $484,000 during the quarter was due to the sale of two existing properties totaling $719,000 in which the Company recorded a $28,000 loss and a $90,000 write-down on one existing property. These decreases were partially offset by the addition of one new property totaling $259,000, which was transferred from non-accrual status, and $66,000 of capitalized construction costs.

The Company's non-performing assets at March 31, 2012, as a percentage of total assets, were 1.79%, down from the 1.93% at December 31, 2011 and 2.13% reported at March 31, 2011. Troubled Debt Restructured loan balances increased to $9.8 million at March 31, 2012 from $7.6 million at December 31, 2011 and $4.9 million reported at March 31, 2011. The increase from year-end 2011 is primarily due to the addition of four commercial loans totaling $2.2 million, all of which are well-collateralized and are performing as agreed under the current terms.

As of March 31, 2012, the Company's allowance for loan losses was $7.0 million as compared to $7.3 million as of December 31, 2011. Loss allowance as a percentage of total loans at March 31, 2012 was 1.31% compared to 1.38% at December 31, 2011 and 1.25% at March 31, 2011. During the quarter ended March 31, 2012, $655,000 of charge-offs were taken in connection with six credits for which the full amount of the charge-offs had previously been reserved.

About the Company

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties and two Regional Lending Offices in New Brunswick and Summit. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should," "projects" or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners' operations or earnings; a decline in the economy in Community Partners' primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect Community Partners' results, see Community Partners' filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011. The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)

Selected Period End Balances:	March 31, 2012	December 31, 2011	March 31, 2011
Total Assets	$ 684,897	$ 674,554	$ 652,676
Fed Funds Sold	--	--	7,000
Investment Securities and Restricted Stock	59,754	62,797	48,704
Total Loans	536,679	530,130	521,986
Allowance for Loan Losses	(7,026)	(7,310)	(6,541)
Goodwill and Other Intangible Assets	18,492	18,540	18,683
Total Deposits	560,845	553,912	536,668
Repurchase Agreements	18,680	16,218	17,475
Long-term Debt	13,500	13,500	13,500
Shareholders' Equity	88,283	87,134	81,140

Asset Quality Data:	March 31, 2012	December 31, 2011	March 31, 2011
Nonaccrual loans	$ 4,517	$ 5,240	$ 6,218
Loans past due over 90 days and still accruing	482	--	--
OREO property	7,281	7,765	7,686
Total Non-Performing Assets	12,280	13,005	13,904

Troubled Debt Restructured Loans	9,781	7,579	4,895

Non-Performing Loans to Total Loans	0.93%	0.99%	1.19%
Allowance as a % of Loans	1.31%	1.38%	1.25%
Non-Performing Assets to Total Assets	1.79%	1.93%	2.13%

	March 31, 2012			December 31, 2011
Capital Ratios:	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio
Community Partners Bancorp	10.49%	12.09%	13.31%	10.39%	12.01%	13.26%
Two River Community Bank	10.48%	12.08%	13.30%	10.38%	12.00%	13.25%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended
Selected Consolidated Earnings Data:	March 31, 2012	December 31, 2011	March 31, 2011
Total Interest Income	$ 7,728	$ 7,738	$ 7,645
Total Interest Expense	1,222	1,276	1,312
Net Interest Income	6,506	6,462	6,333
Provision for Loan Losses	350	350	525
Net Interest Income after Provision for Loan Losses	6,156	6,112	5,808

Other Non-Interest Income	540	523	436
Total Non-Interest Income	540	523	436

FDIC Insurance Expense	141	140	227
Other Non-Interest Expenses	4,733	4,575	4,559
Total Non-Interest Expenses	4,874	4,715	4,786

Income before Income Taxes	1,822	1,920	1,458
Income Tax Expense	667	718	535
Net Income	1,155	1,202	923

Preferred Stock Dividend & Discount Accretion	137	126	143

Net Income available to common shareholders	$ 1,018	$ 1,076	$ 780

Per Common Share Data:
Basic Earnings	$ 0.13	$ 0.14	$ 0.10
Diluted Earnings	$ 0.13	$ 0.13	$ 0.10
Book Value	$ 9.58	$ 9.46	$ 9.21
Tangible Book Value	$ 7.26	$ 7.13	$ 6.84
Average Common Shares Outstanding (in thousands):
Basic	7,956	7,933	7,854
Diluted	8,111	8,040	8,035

Other Selected Ratios:
Return on Average Assets	0.68%	0.71%	0.57%
Return on Average Tangible Assets (1)	0.70%	0.73%	0.59%
Return on Average Equity	5.26%	5.53%	4.57%
Return on Average Tangible Equity (1)	6.67%	7.03%	5.95%
Net Interest Margin	4.18%	4.12%	4.33%

(1) Non-GAAP Financial Information. See the "Reconciliation of Non-GAAP Financial Measures" below.

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

	As of and for the Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011

Book value per common share	$ 9.58	$ 9.46	$ 9.21
Effect of intangible assets	(2.32)	(2.33)	(2.37)
Tangible book value per common share	$ 7.26	$ 7.13	$ 6.84

Return on average assets	0.68%	0.71%	0.57%
Effect of intangible assets	0.02%	0.02%	0.02%
Return on average tangible assets	0.70%	0.73%	0.59%

Return on average equity	5.26%	5.53%	4.57%
Effect of average intangible assets	1.41%	1.50%	1.38%
Return on average tangible equity	6.67%	7.03%	5.95%
CONTACT: William D. Moss, President & CEO
         Community Partners Bancorp
         732-706-9009 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Community Partners Bancorp
         732-216-0167 rabrahamian@tworiverbank.com